                                 Exhibit 10(a)


                             RETIREMENT AGREEMENT
                             --------------------

     THIS RETIREMENT AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of August, 2000, by and between Verne G. Istock ("Executive") and BANK ONE CORPORATION, a Delaware corporation (the "Company").

                             STATEMENT OF PURPOSE

     Executive is employed as President of the Company. The parties hereto have agreed that Executive shall resign as a director and officer of the Company and its Affiliates effective as of September 19, 2000 and that Executive's employment with the Company and its Affiliates will terminate effective September 30, 2000 (the "Date of Termination"). The Company and Executive wish to settle in full all matters and claims, contractual and non-contractual, relating to Executive's employment with the Company and its Affiliates. The term "Affiliate" means any business in which the Company owns a direct or indirect 25% or greater equity interest.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Termination of Employment. Executive hereby resigns from all officerships, directorships and other positions with the Company and its Affiliates as of September 19, 2000, and agrees to acknowledge such resignation pursuant to the attached letter of resignation. The Company and Executive acknowledge that Executive shall remain on the Company's or an Affiliate's payroll as a non-officer and receive base salary at his current annual rate through the Date of Termination at which date Executive's employment with the Company shall be terminated.

     2. Termination Benefits. In consideration of Executive's agreement relating to confidentiality, noncompetition and nonsolicitation set forth in Paragraph 9 below, the Company agrees as follows:

     a. Severance Benefits. Executive shall be entitled to a lump sum cash severance payment in the amount of $8.2 million, to be paid in cash on October 6, 2000. Such severance amount shall be subject to all applicable withholding and deductions.

     b. Pension Benefits. Executive shall be entitled to an aggregate pension benefit, payable in the form of a 50% joint and survivor annuity, of $2,230,000 per annum commencing as of October 1, 2000. Such pension benefit amount shall be inclusive of all amounts to which Executive is entitled under all qualified and nonqualified defined benefit pension plans or arrangements sponsored by the Company or any of its Affiliates, including without limitation the Personal Pension Account Plan, the Supplemental Personal Pension Account Plan and the Supplemental Executive Retirement Plan. To the extent permitted under the applicable pension plans, Executive may elect to receive such pension amount in any other actuarially equivalent manner or to defer receipt thereof. To the extent that the pension benefit provided by this paragraph exceeds the pension benefit to which Executive would otherwise be entitled, payment of such excess shall be made in accordance with the provisions of the Supplemental Executive Retirement Plan. Executive will execute such forms as may be appropriate under such plans to effect the foregoing payments.

     c. Stock Awards. Executive's restricted stock awards granted February 16, 1999 and February 15, 2000 shall become unrestricted effective on his Date of Termination. Each of Executive's outstanding stock options become exercisable, if not already exercisable, on September 30, 2000 and shall continue to be exercisable until the earliest of (i) September 30, 2005, (ii) the expiration date of the option, or (iii) the date on which Executive violates the provisions of Paragraph 9 below, determined without regard to the eighteen-month time limitation otherwise applicable under Paragraphs 9(b) and 9(c) below.

     d. Office Space and Secretarial Support. The Company shall provide Executive with reasonable office space, secretarial support and parking privileges (equivalent to parking privileges for senior executives) for life, or if earlier, until Executive commences full time employment with another employer.

     3. Other Benefits. Executive is a participant in certain stock incentive plans and employee benefit plans maintained by the Company. This Agreement shall not change the terms of such plans or the benefits earned by or due to Executive thereunder for services rendered to the Company through the Date of Termination. The benefits earned by or due to Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due (whether such due date is on, before or after the Date of Termination), and full payments and provision of such benefits shall discharge fully all obligations of the

Company and such plans with respect to Executive's benefits under such plans. Notwithstanding the foregoing, Executive's pension benefits shall be paid in accordance with the provisions of paragraph 2(b) above, and the severance benefits set forth in Paragraph 2 (a) above shall be inclusive of all other severance or pay continuation and all accrued vacation pay to which Executive would otherwise be entitled from the Company and its Affiliates. Executive acknowledges that he is not entitled to a bonus for 2000.

     4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payment described herein all income and employment taxes required to be withheld by applicable law.

     5. Release of the Company. In consideration of the Company entering into this Agreement, Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, its Affiliates, and each and every one of their respective present and former directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, which Executive now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, that constitute "Employment-Related Claims" or rights and claims Executive has or might have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; provided, however, that this release shall not apply to any claims which Executive may have for the payments or provision of the benefits under this Agreement. For purposes of this Agreement, "Employment-Related Claims" means all rights and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its Affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its Affiliates.

     Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA. Executive and the Company further acknowledge and agree that:

     i. This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Agreement;
     ii. Executive is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;
     iii. Executive has been advised, and is being advised by this release, to consult with an attorney before executing this Agreement.
     iv. Executive has been advised, and is being advised by this release, that he has up to twenty-one (21) days within which to consider this release; and
     v. Executive is aware that this release will not become effective or enforceable until seven (7) days following his execution of this Agreement and that he may revoke this release at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Paragraph 14 hereof written notice of his revocation of this release no later than 5:00 p.m. eastern time on the seventh (7th) full date following his execution of this Agreement.

Executive further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company or its Affiliates (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to his employment relationship, and the terms, conditions and benefits payments resulting therefrom, or his retirement and the termination of his employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to the Executive in accordance with the express terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit, involving any matter occurring from the beginning of Executive's employment with the Company and its Affiliates to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of such employment to the date of these presents. Executive agrees and covenants that if Executive, or any other person, organization or entity on his behalf, files, charges, claims, sues or causes or permits to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other similar relief, despite Executive's agreement not to do so hereunder, then Executive will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

     6. Release of Executive. In consideration of Executive's entering into this Agreement, the Company, for itself and its Affiliates and their respective predecessors, successors and assigns hereby releases and forever discharges Executive and his heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the

          Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, relating to or arising out of Executive's status as an officer, director or employee of the Company or any of said entities or the termination of that status; provided, however, that this release shall not apply to any claims the Company or any of said entities or parties may have which arise out of or relate to the conviction of Executive for the commission of a felony involving dishonesty with respect to the Company or any of said entities or parties or arise out of any actions with respect to which the Company would be precluded from indemnifying Executive under applicable law. As of the date of this Agreement, the Company has no knowledge of any claims against Executive arising out of any of the events described above.

     7. Cooperation. Executive agrees that he will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company and its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any Affiliate in any Proceeding, to the extent that such claims may relate to the period of Executive's employment by the Company or its Affiliates. The Company will consult with Executive, and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive's business and personal affairs. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims that may be filed against the Company or any Affiliate. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company or any Affiliate (or their actions), regardless of whether a lawsuit has then been filed against the Company or any Affiliate with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses.

     8.   Indemnification

     a. The Company agrees that if Executive is made a party, or is threatened to be made a party to any Proceeding, by reason of the fact that he was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation and bylaws against all cost, expense, liability and loss (including without limitation, attorney's fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive satisfactory to the Company to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. This Paragraph 8(a) shall also apply to Proceedings that have commenced before the date of this Agreement.

     b. The Company agrees to continue to cover Executive under its directors' and officers' liability insurance policy as in effect from time to time until such time as suits against Executive are no longer permitted by law.

     9. Confidential Information/Noncompetition/Nonsolicitation. In consideration for the severance benefits and supplemental pension benefits set forth in Paragraph 2 above, Executive agrees as follows:

     a. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     b. For eighteen months after the Date of Termination, Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any business engaged in the financial services business in the states in which the Company or its Affiliates operate a commercial banking or other financial services business which is in material competition with the business conducted by the Company or its Affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation or less than 10% of the capital and/or profits interest in any other entity shall not constitute a violation hereof.

     c. For eighteen months after the Date of Termination, the Executive will not, directly or indirectly, on behalf of the Executive or any other person, solicit for employment any person employed by the Company or its Affiliates as of the date hereof or known by the Executive at the time to be employed by the Company or its Affiliates.

     d. (i) Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of this Paragraph. Executive represents and acknowledges that Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement; Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel, and the provisions of this Paragraph 9 are reasonable and these restrictions do not prevent Executive from earning a reasonable livelihood.

   (ii) Executive further acknowledges and agrees that a breach of any of the restrictions in this Paragraph 9 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of this Paragraph 9, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Paragraph 9 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

  (iii) Executive irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Paragraph 9, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Northern District of Illinois or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chicago, Illinois; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of this Paragraph 9.

    10. Confidentiality. For the period during which this Agreement has not been publicly disclosed by the Company, Executive hereby covenants and agrees to keep in full confidence all information concerning this Agreement except (i) to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (ii) to the extent disclosure to Executive's legal counsel and personal financial advisors is reasonably necessary in connection with Executive's consideration of the terms of this Agreement or Executive's personal financial dealings, or (iii) to members of his immediate family.

    11. Mutual Nondisparagement. Executive shall not make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors or officers. The Company shall not make public statements, encourage others to make statements or release information intended to disparage or defame Executive's reputation. Notwithstanding the foregoing, nothing in this Paragraph 11 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction. Except to the extent consistent with the press release to be issued by the Company (the content of which shall be subject to approval by Executive prior to release) in connection with Executive's termination of employment or with the prior written consent of the Company, Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company, or any of its Affiliates, or any of their officers or directors in their capacities as such, or pertaining to any matters related to Executive's employment or termination of employment with the Company.

     12. Resolution of Disputes. Except as otherwise provided in Paragraph 9, any disputes arising under or in connection with this Agreement shall, at the election of Executive, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including without limitation, attorneys' fees of both parties, shall be borne by the Company and the Executive in such proportion as the arbitrators may determine to be appropriate.

     13. Compliance with Law. Notwithstanding any provision contained in this Agreement to the contrary, in the event the FDIC, Office of the Comptroller of the Currency or the Federal Reserve Board commences a proceeding, action or order challenging the payment to Executive of any benefit hereunder, or in the event any such payment hereunder is otherwise prohibited by law, such benefit payment shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or until such payments are otherwise permitted by law. In the event that any challenge to the payments required by this Agreement is initiated by a regulatory authority or other person, the Company shall notify Executive of such challenge and shall promptly proceed in good faith to attempt to resolve such challenge in a manner that enables the Company to make to Executive all payments required hereunder.

     14. Notices. All notices, requests, demands or other communications under this Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

     As to Executive:

          Mr. Verne G. Istock
          [Address]

     As to the Company:

          Bank One Corporation
          1 Bank One Plaza
          Chicago, Illinois 60670
          Attention: Chief Legal Officer

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

     15. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of the conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

     16. Representations of the Company. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken. The Company acknowledges that Executive has relied upon such representations and warranties in entering into this Agreement.

     17. Prior Agreements. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior oral or written agreements between the parties pertaining to the subject matter hereof. Executive acknowledges that his Change in Control Employment Agreement, effective as of October 1, 1999, shall terminate on the Date of Termination and no benefits shall be payable thereunder.

     18. Waiver of Breach. The waiver by Executive or the Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by Executive or the

Company. Continuation of benefits hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

     19. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

     20. Amendments. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as Executive shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

Witness:


          /s/ Judy M. Braga                     /s/ Verne G. Istock
          -----------------                     -------------------
                                                             Verne G. Istock



                                                BANK ONE CORPORATION


                                                By: /s/ Timothy P. Moen
                                                    -------------------

                                  RESIGNATION
                                  -----------



To:  Bank One Corporation


I hereby resign from my positions as director and President of Bank One Corporation and from all other offices and directorships I hold with Bank One Corporation and all of its affiliated and subsidiary corporations, effective September 19, 2000.



Dated: August 22, 2000                                    /s/ Verne G. Istock
                                                          -------------------
                                                    Verne G. Istock